Exhibit r

CODE OF ETHICS

I.	INTRODUCTION

This Code of Ethics has been jointly adopted by the Advisers, by Senior Management and by the 1940 Act Funds in connection with their duty to establish applicable policies, guidelines and procedures that (i) promote ethical practices and conduct by all Employees, and (ii) prevent violations of applicable law, including the Advisers Act and the 1940 Act. This Code of Ethics has been adopted by the Advisers in accordance with Rule 206(4)-7 of the Advisers Act and by the 1940 Act Funds in accordance with Rules 17j-1 and 38a-1 of the 1940 Act.

The Code of Ethics consists of several policies primarily designed to address potential conflicts of interest, including:

•	the Personal Investment Policy;

•	the Inside Information Policy; and

•	the Gifts, Entertainment and Political Contributions Policy.

II.	STATEMENT OF STANDARDS OF BUSINESS CONDUCT

As a fundamental mandate, the Advisers demand the highest standards of ethical conduct and care from all of their Employees. Employees must abide by this basic business standard and must not take inappropriate advantage of their position with the Advisers. Each Employee is under a duty to exercise his or her authority and responsibility for the primary benefit of the Advisory Clients and the Advisers and may not have outside interests that inappropriately conflict with the interests of the Adviser or of the Advisory Clients. Each Employee must avoid circumstances or conduct that adversely affect or that appear to adversely affect the Advisers or the Advisory Clients. Every Employee must comply with applicable federal securities laws and must report any improper or suspicious activity, including any suspected violations of the Code of Ethics, to the CCO, John Fredericks. The CCO has primary responsibility for the administration of the Advisers’ compliance program in consultation with Senior Management.1

The Advisers will provide every Employee, and each 1940 Act Fund Director with a copy of the Code of Ethics promptly upon commencement of employment or other service, as appropriate. Each recipient of the Code of Ethics shall sign an acknowledgement that he or she has read, understands, is subject to, and has complied with, the Code of Ethics. Employees should maintain a copy of the Code of Ethics in their personal files. The Code of Ethics and any amendments are available at all times from the CCO.

1       The CCO may delegate certain compliance-related responsibilities to one or more Compliance Representatives.

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III.	GENERAL GUIDELINES

1.	All Employees must disclose to the Advisers any interest they may have in an entity that is not affiliated with the Advisers and that has a known business relationship with the Advisers. Except with the prior written approval of the CCO, an Employee may not act as a director, officer, general partner, managing member, principal, proprietor, consultant, agent, representative, trustee or employee of any public or private entity or business other than the Advisers or an affiliate of the Advisers.

2.	All Employees and Disinterested Directors must disclose to the Adviser any interests they may have in any entity that is not affiliated with the Adviser and that has a known business relationship with the Adviser.

3.	All Employees must make timely disclosure of outside investments and activities so that the Advisers may consider the matter and take appropriate action as determined by the CCO of the applicable entity. Certain interests and activities such as owning a relatively small interest in the Securities of a publicly-traded company with which the Advisers do business, serving as a trustee of a family trust, or participating in a non-profit organization (provided such service does not involve the provision of investment advice on behalf of such organization), may not necessarily give rise to a conflict of interest.

4.	From time to time, Employees may be invited to join the board of directors or accept board observation rights of Portfolio Companies or outside entities or accept opportunities to serve with non-profit or other civic organizations. Any Employee who is invited to serve as an officer, director or board observer of any public or private company, whether or not affiliated with the Advisers, must promptly notify and secure the consent of the CCO prior to accepting any such officer position, directorship or observation rights. In the event that the CCO approves the request, the company in question may be placed on the Advisers’ “Restricted List” or otherwise flagged for special review and monitoring for potential conflicts.[2]

5.	Except with the prior written approval of the CCO, no Employee may act as an officer, general partner, consultant, agent, representative, trustee, or employee of any business other than Medley or an affiliate of Medley.

6.	Except with the prior written approval of the CCO, Employees may not have a monetary interest, as principal, co-principal, agent, member, partner, shareholder, or beneficiary, directly or indirectly, or through any substantial interest in any other corporation, partnership or other legal entity, in any transaction that conflicts with the interest of the Advisers or their Advisory Clients.

7.	Except with the prior written approval of the CCO or a Compliance Representative, Employees may not invest in any IPO or Private Placement.

8.	No Employee, except in the course of the rightful exercise of his or her job responsibilities on behalf of the Advisers, shall reveal to any other person information regarding any Advisory Client or any Security transactions being considered, recommended, or executed on behalf of any Advisory Client.

2       The CCO shall maintain a log of all outside positions (whether or not affiliated with Medley) held by Employees and 1940 Act Fund Directors in order to monitor for conflicts of interest.

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9.	No 1940 Act Fund Director, except in the course of his or her duties on behalf of the applicable 1940 Act Fund, shall reveal to any other person information regarding a 1940 Act Fund Portfolio Security or any Security transactions being considered, recommended or executed on behalf of any Advisory Client.

10.	No Advisory Person shall make any recommendation concerning the purchase or sale of any Security by an Advisory Client without disclosing, to the extent known, the interest of Medley or any Employee, if any, in such Securities or the Issuer thereof, including, without limitation (i) any direct or indirect beneficial ownership of any Securities of such Issuer; (ii) any contemplated transaction by such person in such Securities; and (iii) any present or proposed relationship with such Issuer or its affiliates.

11.	Subject to certain exceptions permitted by applicable law,[3] the 1940 Act Funds shall not, directly or indirectly extend, maintain or arrange for the extension of credit or the renewal of an extension of credit, in the form of a personal loan to any officer or director of the 1940 Act Funds. Any Employee or 1940 Act Fund Director who becomes aware that the 1940 Act Fund may be extending or arranging for the extension of credit to a director or officer, or person serving an equivalent function, should immediately notify the CCO to ensure that the extension of credit complies with this Code of Ethics and applicable law.

12.	No Employee or 1940 Act Fund Director shall engage in insider trading (as described in the “Code of Ethics—Inside Information Policy”) whether for his or her own benefit or for the benefit of others.

13.	No Employee or 1940 Act Fund Director may communicate material, nonpublic information concerning any Security unless it is properly within his or her duties as an Employee or 1940 Act Fund Director, to do so.

14.	Each Employee shall annually complete an “Adviser Disclosure Questionnaire” in the form of Attachment B and return the completed questionnaire to the Advisers’ CCO or a Compliance Representative. Each Employee shall notify the CCO or a Compliance Representative, and supplement the annual questionnaire as necessary, to reflect any event that reflects a material change(s) to the questionnaire between annual filings and must immediately report if any of the conditions set forth on the “Adviser Disclosure Questionnaire” become applicable to such Employee.

15.	Every Employee must avoid any activity that might give rise to a question as to whether the Firm’s objectivity as a fiduciary has been compromised.

16.	Access Persons are required to disclose to the CCO their personal securities holdings immediately upon commencement of employment (which shall include all personal securities holdings of the Access Person’s Family Members), and in no case later than ten (10) days beyond the Access Person’s start date. Access Persons are also required on a quarterly basis and no later than thirty (30) days after each quarter end to file a report indicating any transactions made in any Reportable Securities. On an annual basis, each Access Person must disclose to the CCO all personal holdings of Reportable Securities.

3       Section 402 of Sarbanes-Oxley Act of 2002 and Sections 21 and 62 of the 1940 Act.

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17.	The intentional creation, transmission or use of false rumors is inconsistent with commitment to high ethical standard and may violate the antifraud provisions of the Advisers Act, among other securities laws of the United States. Accordingly, no Employee may maliciously create, disseminate or use false rumors. This prohibition covers oral and writing communications, including the use of electronic communication media such as e-mail, PIN messages, instant messages, text messages, blogs and chat rooms. Because of the difficulty in identifying “false” rumors, Medley discourages Employees from creating, passing on or using any rumor.

IV.	UNDUE INFLUENCE

No Employee nor any officer or director of the 1940 Act Funds or any person acting under such person's direction, may directly or indirectly take any action to coerce, manipulate, mislead, or fraudulently influence the CCO in the performance of his or her duties pursuant to the Code of Ethics.

V.	ACKNOWLEDGEMENT

Each Employee must certify at least annually (and at such other times as the CCO may determine in light of updates and amendments) that he or she has read, understands, is subject to and has complied with the IA Compliance Manual, including the Code of Ethics. Any Employee who has any questions about the applicability of the Code of Ethics to a particular situation should promptly consult with the CCO.

VI.	REPORTING, SANCTIONS and no retaliation

While compliance with the provisions of the Code of Ethics is anticipated, Employees should be aware that in response to any violations, the Firm shall take whatever action is deemed necessary under the circumstances including, but not limited to, the imposition of appropriate sanctions. Possible sanctions include, but are not limited to, verbal or written warnings, the reversal of trades, re-allocation of trades to Advisory Clients, disgorgement of profits deemed improper, suspension or termination of personal trading or investment privileges, or, in more serious cases, employee suspension or termination of employment or civil and criminal referral to the appropriate governmental authorities.

Employees are required to promptly report to the CCO any suspected violation(s) of the Code of Ethics, the IA Compliance Manual or applicable law or any other improper or suspicious activity that may adversely affect the Firm’s business or reputation. Any reports made by Employees will be treated confidentially (to the extent reasonably practicable) in order to encourage Employees to report suspected issues, and the Firm is committed to a comprehensive and impartial review of any matter(s) raised. The Firm prohibits retaliation against any such personnel who, in good faith, seeks help or reports known or suspected violations, including Employees who assist in making a report or who cooperate in an investigation. Any Employee who engages in retaliatory conduct will be subject to disciplinary action, which may include termination of employment.

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VII.	ADDITIONAL RESTRICTIONS AND WAIVERS BY Advisers and the 1940 Act Funds

From time to time, the CCO (or a Compliance Representative), in consultation with the Senior Management, may determine that it is in the best interests of the Firm for certain Employees or other persons (i.e., consultants and service providers) to be subject to restrictions or requirements in addition to those set forth in the Code of Ethics. In such case, the affected persons will be notified of the additional restrictions or requirements and will be required to abide by them as if they were included in the Code of Ethics. In addition, under extraordinary circumstances, the CCO (or a Compliance Representative) may grant a waiver of certain of these restrictions or requirements contained in the Code of Ethics on a case by case basis. In order for an Employee to rely on any such waiver, it must be granted in writing.

Any waiver of the requirements of the Code of Ethics for executive officers of the 1940 Act Funds or 1940 Act Fund Directors may be made only by the applicable 1940 Act Fund Directors or a committee of the board and must be promptly disclosed to shareholders as required by law or relevant exchange rule or regulation as determined in consultation with 1940 Act Fund outside legal counsel.

The CCO shall maintain a log of all requests for exceptions and waivers and the determinations made with respect to such requests.

VIII.	REVIEW BY THE BOARD OF DIRECTORS/TRUSTEES OF the 1940 Act Funds

The CCO of the applicable 1940 Act Fund will prepare a written report to be considered by the applicable 1940 Act Fund Directors (1) quarterly, that identifies any violations of the Code of Ethics with respect to the 1940 Act Funds requiring significant remedial action during the past quarter and the nature of that remedial action; and (2) annually, that (a) describes any compliance issues arising under the Code of Ethics since the last written report to the Board, including, but not limited to, information about material violations of the Code of Ethics and sanctions imposed in response to such violations, and (b) identifies any recommended changes in existing restrictions or procedures based upon the 1940 Act Fund’s and/or Adviser’s experience under the Code of Ethics, prevailing industry practices, changes in business activities or developments in applicable laws or regulations, and (c) certifies that the 1940 Act Funds and the Advisers have each adopted procedures reasonably designed to prevent violations of the Code of Ethics and of the federal securities laws in accordance with the requirements of the Advisers Act and the 1940 Act.

The Boards of the 1940 Act Funds will also be asked to approve any material changes to the Code of Ethics within six (6) months after the adoption of such change, based on a determination that the Code of Ethics, as amended, contains policies and procedures reasonably designed to prevent violations of the federal securities laws.

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